Exhibit 10. 16

EXECUTION COPY

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SECURED PROMISSORY NOTE

$40,353,881.12	June 7, 2019

FOR VALUE RECEIVED, each of Falcon International, Corp., a Delaware corporation (“Falcon International”) and each of its subsidiaries who are signatories to this Note (individually, a “Borrower” and collectively, the “Co-Borrowers”), hereby, jointly and severally, promises to pay to the order of Harvest Enterprises, Inc., a Delaware corporation (the “Holder”), the principal sum of up to $40,353,881.12 (the “Principal Amount”), of which $853,881.12 has been previously advanced by Holder or will be paid directly to the vendor by Holder and the balance of which shall equal the aggregate of all advances as set forth in Section 1, together with interest thereon beginning to accrue on the date of the applicable advance of the Principal Amount pursuant to Section 1 (this “Note”). Interest will accrue on each applicable advance constituting a portion of the Principal Amount at a simple rate of interest of four percent (4%) per annum from and after the date such funds are advanced to one or more of the Co-Borrowers. Unless (a) earlier accelerated by the Holder upon the occurrence of an Event of Default (as defined below) in accordance with Section 4 below, or (b) a Corporate Transaction (as defined below) or sooner in accordance with Section 5 below, the principal of this Note and all accrued unpaid interest will be due and payable by the Co-Borrowers thirty-six (36) months from the date hereof (the “Maturity Date”). Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the outstanding principal at the base rate of interest set forth above plus 10% per annum (a total of 14%) (“Default Rate Interest”).

Capitalized terms not otherwise defined in this Note will have the meanings set forth in the Agreement and Plan of Merger and Reorganization entered into among Harvest Health & Recreation, Inc., Harvest California Acquisition Corp., the Borrower and its shareholders dated February 14, 2019 and amended on June 7, 2019 (the “Merger Agreement”).

1.       Advances.

1.1       Liquidity Advances. Not less than $23,353,881.12, the proceeds of which shall be used to meet the working capital needs of the Co-Borrowers, and the funding of which loan shall be as follows if and to the extent the Closing has not occurred prior to such dates: (A) $853,881.12 has been previously advanced by Holder or will be paid directly to the vendor by Holder, (B) US$15,000,000 within three business days of the date hereof, (C) US$7,500,000 on July 1, 2019, and (D) thereafter such amounts as the Co-Borrowers and Holder shall mutually agree, which shall be sufficient to meet reasonable operating expenses and growth targets of the Co-Borrowers; and

1.2       CapEx Advances. Not less than $17,000,000, the proceeds of which shall be used as follows:

(a)       $11,000,000 shall be used to fund manufacturing related construction (including, among other things, architect and engineering fees and expenses; permit fees; utilities expenses; furniture, fixtures and equipment; and other costs reasonably associated with such construction) at the premises located at 68625 Perez Road, Cathedral City, CA 92234 (the “Ireland Site”); and

(b)       $6,000,000 for construction of leasehold improvements and related costs and expenses (including, among other things, architect and engineering fees and expenses; permit fees; utilities expenses; furniture, fixtures and equipment; and other costs reasonably associated with such construction) at the premises located at 67575 E. Palm Canyon Drive, Cathedral City, CA 92234 (the “Mor Furniture Site”).

1.3       Conditions of Advances. The Holder’s obligation to make advances to the Co-Borrowers under this Note is contingent upon (A) the absence of a Company Party Default, (B) the Company and each Company Subsidiary being in material compliance with each of the terms and conditions of this Note, (C) the Company or a Company Subsidiary entering into a lease for the Ireland Site and the Mor Furniture Site as provided for in the Merger Agreement, (D) prior to disbursement of funds pursuant to Section 1.2 of this Note, the Co-Borrowers providing invoices, lien releases, or other evidence of payment of loan proceeds in accordance with previous loan advances and such other documents as reasonably requested by Holder and (E) the Co-Borrowers executing this Note, the Security Agreement and the filing of financing statements reflecting the terms provided for herein.

2.       Payment. Principal and accrued interest thereon is due and payable upon the Maturity Date; or if earlier, following the acceleration by the Holder of payments of principal, interest, and any other payment under this Note upon the occurrence of an Event of Default (as defined below) in accordance with Section 4 below or upon the occurrence of a Corporate Transaction as described in Section 5 below.

2.1       All payments will be made in lawful money of the United States of America at the principal office of the Holder, or at such other place as the Holder may from time to time designate in writing to the Co-Borrowers. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal.

2.2       Prepayment of principal, together with accrued unpaid interest, may be made at any time without the written consent of the Holder and without any prepayment penalty.

3.       Security Interests. This Note is secured by that certain Security Agreement between the Co-Borrowers and Holder dated as of the date hereof.

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4.       Events of Default. The following events shall constitute an Event of Default (an “Event of Default”) under this Note if not cured by the Co-Borrowers within the applicable time period set forth below after their occurrence:

4.1       Failure of the Co-Borrowers to make payments of principal or accrued interest under this Note when due and such failure is not cured within five (5) business days of written notice of such failure from the Holder to the Co-Borrowers;

4.2       Breach by the Co-Borrowers of any of their covenants under this Note (other than those contemplated by Section 4.1) and such breach has not been cured within sixty (60) days of written notice of its occurrence;

4.3       Breach of any of the Co-Borrowers’ representations or warranties set forth herein or any Company Party Default as defined in the Merger Agreement, and such breach, if curable, has not been cured within sixty (60) days of written notice by the Holder to the Co-Borrowers thereof;

4.4       Any of the Co-Borrowers, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Laws”), (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (d) makes a general assignment for the benefit of its creditors or (e) admits in writing that it is generally unable to pay its debts as they become due;

4.5       A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against the Co-Borrowers in an involuntary case, (b) appoints a Custodian of the Co-Borrowers or (c) orders the liquidation of the Co-Borrowers;

4.6       The occurrence of a Company Party Default as provided for in the Merger Agreement.

4.7        The occurrence of an “event of default” not timely cured or waived and triggering a right of acceleration under any other instrument or note evidencing indebtedness of the Co-Borrowers to the Holder (“event of default” as defined under such instruments or notes); and

4.8       Upon the occurrence of such an Event of Default under this Note (after giving effect to applicable cure periods), the Holder shall have the right to demand full payment of the outstanding principal and interest payable under this Note, in addition to any other right or remedy available to a creditor at law or equity. In connection with such acceleration described herein, the Holder need not provide, and each of the Co-Borrowers hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Security Agreement at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Co-Borrowers to comply with the terms of this Note.

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5.       Trigger Events. This Note will be paid in full or converted as provided for in Section 6.1 without notice or demand, upon the occurrence of an Event of Default (after giving effect to applicable cure periods) or a Corporate Transaction.

6.       Conversion Rights; Prepayment.

6.1       In the event the Closing (as defined in the Merger Agreement) does not occur, Falcon International or Holder shall have the right to convert all or any part of the outstanding and unpaid principal amount of this Note, accrued and unpaid interest and such other amounts as may due to the Holder under this Note (the “Indebtedness”) into that number of shares of Falcon International’s Common Stock determined by dividing the amount to be converted by the value of the Common Stock on a fully diluted basis as of the time of conversion based on a deemed pre-money enterprise value of Falcon International on a consolidated basis of $250,000,000 (the “Conversion Shares”).

6.2       The Borrower may prepay this Note at any time after 30 days prior written notice in full in cash (“Optional Redemption”) by paying to the Holder the sum of (a) all of the Principal Amount then outstanding, and (b) accrued but unpaid interest through the date of payment.

7.       Definitions. For the purposes of this Note, the following terms shall have the following definitions:

7.1       “Common Stock” means the Common Stock, par value US $0.0001 per share of Falcon International.

7.2       “Corporate Transaction” means:

(a)       the consolidation, merger or other business combination of any of the Co-Borrowers with or into another entity (other than (i) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Co-Borrowers or (ii) a consolidation, merger or other business combination in which holders of the Co-Borrowers’ voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors or managers of the Co-Borrowers (the “Board of Directors” or the “Board”) (or their equivalent if other than a corporation) of such entity or entities); or

(b)       the sale or transfer of more than fifty percent (50%) of the Co-Borrowers’ assets (based on the fair market value or negotiated value as determined in good faith by the Board) other than inventory in the ordinary course of business in one or a related series of transactions; or

(c)       the closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of capital stock or ownership interests in which more than fifty percent (50%) of the outstanding shares of capital stock were tendered and accepted, resulting in the right of the Co-Borrowers’ shareholders or members acquiring such shares to elect or appoint more than 50% of the members of the Board of Directors.

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For the avoidance of doubt, a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of the Co-Borrowers’ incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Co-Borrowers’ securities immediately prior to such transaction.

7.3        “Security Agreement” means the Security Agreement entered into between the Co-Borrowers and the Holder dated as of the date hereof.

8.       Representations and Warranties of the Co-Borrowers. Each of the Co-Borrowers hereby represents and warrants to the Holder that the following representations are true and complete as of the date of this Note, except as otherwise indicated.

8.1       Authorization; Enforceability. Each of the Co-Borrowers has all requisite power and authority to enter into this Note, to carry out and perform their obligations under the terms of this Note. This Note has been duly authorized (including by the Co-Borrowers’ shareholders or members to the extent required), validly executed and delivered on behalf of Co-Borrowers and is a valid and binding obligation of the Co-Borrowers, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies such as specific performance or injunctive relief are subject to the discretion of the court before which any proceeding may be brought.

8.2       No Conflicts. The execution, delivery and performance of this Note by the Co-Borrowers and the consummation by the Co-Borrowers of the transactions contemplated hereby (excluding, for the avoidance of doubt, any transactions contemplated by the Merger Agreement) do not and will not (a) conflict with or violate any provision of the Co-Borrowers’ organizational documents, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Co-Borrowers debt or otherwise) or other understanding to which the Co-Borrowers is a party or by which any property or asset of the Co-Borrowers is bound or affected, or (c) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Co-Borrowers is subject (including federal and state securities laws and regulations), or by which any property or asset of the Co-Borrowers is bound or affected.

8.3       Bankruptcy or Insolvency. No bankruptcy or similar insolvency proceeding under state or federal law has been filed, or is currently being contemplated, with respect to the Co-Borrowers.

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8.4        No Existing First Lien on Assets. The security interest to be granted to Holder pursuant to the Security Agreement will be a senior fist position security interest pursuant to the Security Agreement to secure the Co-Borrowers’ obligations to pay the Note.

9.       Negative Covenants. During the period of time that any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Co-Borrowers shall not, directly or indirectly:

9.1       amend its charter documents, including, without limitation, its Amended Articles and Amended Bylaws, in any manner that materially and adversely affects any rights of the Holder;

9.2       repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or common stock equivalents;

9.3       pay cash dividends or distributions on any equity securities of Falcon International or any of the Co-Borrowers;

9.4       enter into any new transaction with any affiliate of the Co-Borrowers which would create any obligation of the Co-Borrowers that extends beyond the Closing (as defined in the Merger Agreement) or extend the term of any agreement with any affiliate of the Co-Borrowers beyond the Closing;

9.5       issue any equity securities of the Co-Borrowers other than pursuant to agreements in existence as of the date here;

9.6       use the proceeds of this Note for any purpose other than for the purposes set forth in Section 1 or for the benefit of any person or entity that is not a Co-Borrower; or

9.7       enter into any agreement with respect to any of the foregoing.

10.       Miscellaneous.

10.1       Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Co-Borrowers may not assign its obligations under this Note without the written consent of the Holder. This Note is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

10.2       Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Venue for resolution of any disputes with respect to the payment of this Note shall be in Maricopa County, Arizona.

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10.3       Counterparts. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.4       Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

10.5       Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses set forth in the Merger Agreement (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 10.5).

10.6       Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Note.

10.7       Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to seek reimbursement for all reasonable and documented legal fees, court costs and expenses incurred by the prevailing party in connection with the enforcement or interpretation of this Note with respect to the particular claim such party had prevailed (including reasonable and documented legal fees in connection with any litigation, including any appeal therefrom).

10.8       Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Co-Borrowers and the Holder. Any waiver or amendment effected in accordance with this Section 10.8 will be binding upon each future holder of this Note and the Co-Borrowers.

10.9       Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of this Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

10.10       Transfer, Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Holder may assign, pledge, or otherwise transfer this Note without the prior written consent of the Co-Borrowers. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Co-Borrowers without the prior written consent of Holder except in connection with an assignment in whole to a successor corporation to the Co-Borrowers, provided that (a) such successor company acquires all or substantially all of the Co-Borrowers’ property and assets and (b) none of the Holder’s rights hereunder are impaired.

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10.11       Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

10.12       Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Co-Borrowers under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

[signature pages follow]

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IN WITNESS WHEREOF, this Note has been duly executed by the Co-Borrowers as of the day and year first above written.

Falcon international, corp.

By:	/s/ James Kunevicius
Name:	James Kunevicius
Title:	Chief Executive Officer

Address: 360 E. 1st Street, Unit 579

Tustin, CA 92780

Attn: James Kunevicius

Email: [***]

Agreed to and accepted:

HARVEST ENTERPRISES, INC.

By:	/s/ Jason Vedadi
Name:	Jason Vedadi
Title:	Executive Chairman

Address: 1155 W. Rio Salado Parkway, Suite 201

Tempe, AZ 85281

Email Address: [***]

Attn.: Lazarus Rothstein, Assistant General Counsel

SUBSIDIARY SIGNATURE PAGE TO SECURED PROMISSORY NOTE

Falcon Brands, Inc.		Industrial Court L11, LLC

By:	/s/ James Kunevicius	By:	/s/ James Kunevicius
Name:	James Kunevicius	Name:	James Kunevicius
Title:	Authorized Signatory	Title:	Authorized Signatory

Falcon California, Inc.		A1 Canyon, LLC

By:	/s/ James Kunevicius	By:	/s/ James Kunevicius
Name:	James Kunevicius	Name:	James Kunevicius
Title:	Authorized Signatory	Title:	Authorized Signatory

Coastal Harvest II, LLC		B1 Canyon, LLC

By:	/s/ James Kunevicius	By:	/s/ James Kunevicius
Name:	James Kunevicius	Name:	James Kunevicius
Title:	Authorized Signatory	Title:	Authorized Signatory

First Canyon Holdings, LLC		C1 Canyon, LLC

By:	/s/ James Kunevicius	By:	/s/ James Kunevicius
Name:	James Kunevicius	Name:	James Kunevicius
Title:	Authorized Signatory	Title:	Authorized Signatory

G1 Perez, LLC		D1 Canyon, LLC

By:	/s/ James Kunevicius	By:	/s/ James Kunevicius
Name:	James Kunevicius	Name:	James Kunevicius
Title:	Authorized Signatory	Title:	Authorized Signatory

V1 Perez, LLC		E1 Canyon, LLC

By:	/s/ James Kunevicius	By:	/s/ James Kunevicius
Name:	James Kunevicius	Name:	James Kunevicius
Title:	Authorized Signatory	Title:	Authorized Signatory

SUBSIDIARY SIGNATURE PAGE TO SECURED PROMISSORY NOTE (CONTINUED)

Industrial Court L5, LLC		F1 Canyon, LLC

By:	/s/ James Kunevicius	By:	/s/ James Kunevicius
Name:	James Kunevicius	Name:	James Kunevicius
Title:	Authorized Signatory	Title:	Authorized Signatory

Industrial Court L6, LLC

By:	/s/ James Kunevicius
Name:	James Kunevicius
Title:	Authorized Signatory